UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2012

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063		94063
(Address of Principal Executive Offices)		(Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On December 18, 2012, Codexis, Inc. and its wholly owned subsidiary Codexis Laboratories Singapore Pte Ltd. (collectively, the “Company”) received notification from the Economic Development Board of Singapore (the “EDB”) that the EDB had terminated the EDB’s grant to the Company pursuant to the grant letter dated as of September 28, 2009, as amended August 30, 2011 and May 22, 2012 (the “EDB Grant”). The termination by the EDB of the EDB Grant follows the Company’s actions to close the Company’s Singapore facility, which action is described in more detail in the Company’s Current Report on Form 8-K filed on September 6, 2012 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012.

The EDB Grant provided partial support for activities in the Company’s Singapore facility, which were primarily focused on pharmaceuticals and bioindustrial research and development. Under the terms and conditions of the EDB Grant, the Company was required to satisfy certain minimum staffing and performance obligations on an annual basis in order to receive disbursements from the EDB. For the fiscal years ended December 31, 2010 and 2011, the Company recognized $3.2 million and $1.3 million, respectively, in grant revenues from the EDB. For the nine months ended September 30, 2012, the Company recognized $0.6 million in grant revenues from the EDB. As a result of the EDB Grant termination, the Company will not receive any further funding from the EDB under the EDB Grant. The EDB Grant was otherwise scheduled to expire on March 31, 2013.

Through the EDB’s indirect wholly owned subsidiary Biomedical Sciences Investment Fund Pte Ltd., the EDB beneficially owns approximately 8.4% of the Company’s outstanding Common Stock, based on the number of shares of the Company’s Common Stock outstanding as of October 31, 2012.

For additional information about the EDB Grant, see the associated grant letters and amendments thereto, filed as Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-164044), effective April 21, 2010, Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 and Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and
Secretary